EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS PROPOSES ACQUISITION OF ENDOCARE FOR $2.28 PER SHARE IN CASH

AUSTIN, TX — August 6, 2008 — HealthTronics, Inc. (NASDAQ:HTRN), announced today that it has made a proposal to the Endocare, Inc. Board of Directors to acquire all of the outstanding common shares of Endocare (NASDAQ: ENDO) for $2.28 for each outstanding common share of Endocare, payable in cash.

The proposal represents a 20% premium above Endocare’s closing stock price on August 6, 2008.

Commenting on the proposal, James Whittenburg, President and Chief Executive Officer of HealthTronics, stated: “After carefully considering Endocare’s recent performance, balance sheet and comments during Endocare’s earnings call today, HealthTronics believes that its proposal to purchase Endocare’s outstanding shares represents a significant premium that reflects HealthTronics’ unique ability to better leverage Endocare’s technology and assets.

HealthTronics’ management agrees with Endocare’s characterization of the critical role HealthTronics plays in Endocare’s growth potential. As a result, HealthTronics believes that Endocare’s technology possesses its greatest value as an integral part of HealthTronics’ portfolio of products and services. The greater control over promotion, costs, margin and distribution makes possible the attractive proposal HealthTronics has submitted for consideration by Endocare’s Board.

We look forward to Endocare’s response to our proposal.”

Below is the text of the letter that HealthTronics sent to Endocare’s Board of Directors:

August 6, 2008

Board of Directors
Endocare, Inc.
201 Technology Drive
Irvine, CA 92618

Dear Members of the Board:

         I am writing on behalf of the Board of Directors of HealthTronics, Inc. to make a proposal for a business combination of HealthTronics and Endocare. Under our proposal, HealthTronics would acquire all of the outstanding shares of Endocare common stock for $2.28 per share, payable in cash. Our proposal represents a 20% premium above the closing price of Endocare common stock on August 6, 2008. We believe this proposal represents a compelling value realization event for your stockholders.

         We agree with Endocare’s characterization of the critical role HealthTronics plays in Endocare’s growth potential. As a result, we believe that Endocare’s technology possesses its greatest value as an integral part of HealthTronics’ portfolio of products and services.

         Our proposal is subject to the negotiation of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence.

         In light of the significance of this proposal to your stockholders and ours, as well as the potential for selective disclosures, our intention is to publicly release the text of this letter.

         My leadership team and I will make ourselves available to meet with you to discuss all aspects of our proposal and answer any questions you may have at your earliest convenience.

         We very much look forward to your prompt reply.

Very truly yours, /s/ James S. B. Whittenburg James S. B Whittenburg President and Chief Executive Officer

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements by the Company's management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements in this press release regarding future outlook or future revenue growth are forward-looking statements. Although HealthTronics believes that the expectations reflected in the forward-looking statements in this press release are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics' expectations include, among other things, HealthTronics’ ability to achieve the synergies and value creation contemplated by the proposed transaction, HealthTronics’ ability to timely and effectively integrate the business of Endocare, the timing to consummate the proposed transaction, the timing of obtaining and any necessary actions to obtain regulatory and other approvals, the existence of demand for and acceptance of HealthTronics' products and services, maintaining relationships with physicians and hospitals, governmental regulations and changes thereto, regulatory approvals, economic conditions, the impact of competition and pricing, successful integration of acquired businesses, financing efforts and other factors described from time to time in HealthTronics' periodic filings with the Securities and Exchange Commission.

The statements in this press release are made as of the date of this press release, even if the press release is subsequently made available by the Company on its web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date hereof.

CONTACT:
HealthTronics, Inc.
Ross Goolsby
Senior Vice President
Chief Financial Officer
(512) 314-4554
www.healthtronics.com